Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
DONEGAL ACQUISITION INC.,
DONEGAL FINANCIAL SERVICES CORPORATION,
DONEGAL MUTUAL INSURANCE COMPANY,
DONEGAL GROUP INC.
and
UNION NATIONAL FINANCIAL CORPORATION
DATED AS OF APRIL 19, 2010

(i)

(ii)

(iii)

		Page
11.10	Assignment; Third Party Beneficiaries	69

EXHIBITS:

Appendix A	Form of Bank Merger Agreement	A-1

(iv)

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	8.10(e)
Affiliate	2.2(g)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	1.4(e)
Bank Merger	Preamble
Bank Merger Agreement	1.9
Bank Regulatory Authorities	3.5
BHC Act	3.4
Break-Up Fee	8.10(f)
Certificate of Merger	1.2
Certificates	1.4(c)
Change in UNNF Recommendation	8.10(b)
Claim	8.6(a)
Closing	11.1
Closing Date	11.1
Code	2.2
Confidentiality Agreement	8.2(b)
Contracts	7.2(j)
Controlled Group Liability	3.11
Credit Facilities	7.2(f)
DAI	Preamble
DAI Common Stock	4.2
Department	3.4
DFSC	Preamble
DFSC Bylaws	4.1(b)
DFSC Certificate of Incorporation	4.1(b)
DFSC Common Stock	1.4(a)
DGCL	1.1(a)
DGI	Preamble
DGI Amount	2.1(a)
DGI Bylaws	6.1
DGI Certificate	6.1(b)
DGI 2009 Form 10-K	4.6
DGI Common Stock	1.4(a)
DGI Reports	6.8
Dissenting Shares	1.8
DMIC	Preamble
DMIC Amount	2.1(a)

(v)

Section
DMIC Articles	5.1
DMIC Bylaws	5.1
Donegal Entity	1.4(b)
DRSP Plan	1.4(d)
Effective Date	1.2
Effective Time	1.2
Environmental Laws	3.17(b)
ERISA	3.11
ERISA Affiliate	3.11
Exchange Act	3.6
Exchange Agent	2.2(a)
Exchange Fund	2.1
Exchange Ratio	1.4(a)
FDIC	3.1(c)
FRB	3.1(c)
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.17(b)
HOLA	3.4
Indemnified Parties	8.6(a)
Injunction	8.6(c)
Insurance Amount	8.6(c)
Intellectual Property	3.25
IRS	3.11(b)
Leased Properties	3.18(c)
Leases	3.18(b)
Liens	3.2(b)
Loan(s)	7.2(r)
Material Adverse Effect	3.1(c)
Materially Burdensome Regulatory Condition	8.1(d)
Mergers	Preamble
Merger Consideration	Preamble
Multiemployer Plan	3.11
Multiple Employer Plan	3.11
NASDAQ	1.4(e)
OCC	3.1(e)
Other Real Estate Owned	3.26(b)
Other Regulatory Approvals	3.4
OTS	3.4
Owned Properties	3.18(a)
Parent Merger	Preamble
Payment Event	8.10(g)

(vi)

Section
PBCL	1.1(a)
PBGC	3.11(e)
Person	3.9(a)
Province	Preamble
Proxy Statement	3.4
Registration Statement	3.4
Requisite Regulatory Approvals	9.1(b)
RESPA	7.4
SEC	3.12
Securities Act	1.6(d)
SRO	3.4
Stock Amount	1.4(a)
Subsidiary	3.1(c)
Subsidiary Merger	Preamble
Superior Proposal	8.10(e)
Surviving Company	Preamble
Tax Returns	3.10(c)
Tax(es)	3.10(b)
Third Party	8.10(g)
Third Party Leases	3.18(d)
Treasury Shares	1.4(b)
UNCB	Preamble
UNCB Delinquent Loans	9.2(f)
UNNF	Preamble
UNNF 10-Qs	3.6
UNNF 2009 10-K	3.6
UNNF Articles	3.1(b)
UNCB	Preamble
UNNF Benefit Plan	3.11
UNNF Bylaws	3.1(b)
UNNF Common Stock	1.4(a)
UNNF Disclosure Schedule	Art. III Preamble
UNNF Employment Agreement	3.11
UNNF’s Knowledge	3.17(b)
UNNF Loan Property	3.17(a)
UNNF Plan	3.11
UNNF Preferred Stock	1.4(a)
UNNF Qualified Plans	3.11(d)
UNNF Recommendation	8.3
UNNF Regulatory Agreement	3.15
UNNF Reports	3.12
UNNF Representatives	8.10(a)

(vii)

Section
UNNF Shareholders Meeting	8.3
UNNF Shares	2.1
UNNF Stock Options	3.2
UNNF Stock Plans	3.2
UNNF Subsidiary	3.1(c)
Withdrawal Liability	3.11

(viii)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2010 (this “Agreement”), among DONEGAL ACQUISITION INC., a Delaware business corporation (“DAI”), DONEGAL FINANCIAL SERVICES CORPORATION, a Delaware business corporation (“DFSC”), DONEGAL MUTUAL INSURANCE COMPANY, a Pennsylvania-domiciled mutual insurance company (“DMIC”), DONEGAL GROUP INC. (“DGI”), a Delaware business corporation, and UNION NATIONAL FINANCIAL CORPORATION, a Pennsylvania business corporation (“UNNF”).
WITNESSETH:
     WHEREAS, the Boards of Directors of UNNF and DFSC have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which DAI shall, on the terms and subject to the conditions set forth in this Agreement, merge with and into UNNF with UNNF as the surviving corporation (the “Parent Merger”) and immediately thereafter UNNF shall merge with and into DFSC (the “Subsidiary Merger” and, together with the Parent Merger, the “Mergers”), so that DFSC is the surviving company in the Mergers (sometimes referred to in such capacity as the “Surviving Company”);
     WHEREAS, immediately after the Mergers, Union National Community Bank, a national banking association (“UNCB”) and a wholly owned subsidiary of UNNF, will merge with and into Province Bank FSB (the “Bank Merger”) a federally chartered stock savings bank (“Province”) and a wholly owned subsidiary of DFSC, with Province as the surviving entity;
     WHEREAS, the Board of Directors of DMIC has determined that it is in the best interests of DMIC for DMIC to provide a portion of the merger consideration this Agreement contemplates (the “Merger Consideration”) to DFSC;
     WHEREAS, the Board of Directors of DGI has determined that it is in the best interests of DGI for DGI to provide a portion of the Merger Consideration this Agreement contemplates to DFSC; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties to this Agreement hereby acknowledge, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGERS
     1.1 The Mergers.
          (a) Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time as defined in Section 1.2, DAI shall merge with and into UNNF and UNNF shall be the surviving corporation in the Parent Merger. Immediately thereafter, subject to the terms and conditions of this Agreement, in accordance with the DGCL, UNNF shall merge with and into DFSC. DFSC shall be the Surviving Company in the Subsidiary Merger, and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time of the Subsidiary Merger, the separate corporate existence of UNNF shall cease.
          (b) The Donegal Entities may at any time change the method of effecting the combination and UNNF shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in Section 1.4 of this Agreement or (ii) materially impede or delay consummation of the transactions this Agreement contemplates.
     1.2 Effective Time.
          (a) The Parent Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that UNNF shall file with the Secretary of State of the Commonwealth of Pennsylvania and the certificate of merger (the “Certificate of Merger”) that DAI shall file with the Secretary of State of the State of Delaware on or before the Closing Date.
          (b) The Subsidiary Merger shall become effective as set forth in the Certificate of Merger that UNNF and DFSC shall file with the Secretary of State of the State of Delaware on or before the Closing Date.
          (c) The term “Effective Time” shall mean the date and time when the Mergers become effective as set forth in the Articles of Merger and the Certificates of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

     1.3 Effects of the Merger.
          (a) At and after the Effective Time, the Parent Merger shall have the effects set forth in Sections 1921 through 1932 of the PBCL and Section 259 of the DGCL.
          (b) At the Effective Time, the Subsidiary Merger shall have the effects set forth in Section 1921 through 1932 of the PBCL and Section 259 of the DGCL.
          (c) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company immediately after the Subsidiary Merger shall be the directors of DFSC immediately prior to the Subsidiary Merger plus Mark D. Gainer and two other UNNF designees from among the current members of its board of directors as selected pursuant to Section 8.13. The executive officers of the Surviving Company immediately after the Subsidiary Merger shall be the executive officers of DFSC immediately prior to the Merger plus Mark D. Gainer, who shall become a Senior Vice President of DFSC, and Michael D. Peduzzi, who shall become a Vice President of DFSC.
     1.4 Conversion of UNNF Capital Stock.
          (a) Subject to the provisions of this Agreement each share of common stock, par value $.25 per share, of UNNF (“UNNF Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares as defined in Section 1.4(b) and shares held by DMIC or DFSC shall, by virtue of the Parent Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration (the “Merger Consideration”) $5.05 in cash and 0.2134 of a share (the “Exchange Ratio”) of Class A Common Stock, par value $.01 per share, of DGI currently held by DMIC (“DGI Common Stock”) and each share of 5% non-cumulative non-voting convertible perpetual preferred stock, Series A, par value $.25 per share, of UNNF (the “UNNF Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Parent Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration an amount of cash and DGI Common Stock equal to the number of shares of UNNF Common Stock into which each share of UNNF Preferred Stock is convertible, multiplied by the Exchange Ratio, provided, however, that Donegal Mutual has no obligation under this Agreement to make available more than 600,000 shares (the “Stock Amount”) of DGI Common Stock as Merger Consideration.
          (b) At and after the Effective Time, DFSC shall cancel and retire each Treasury Share and no cash or shares of DGI Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means shares of UNNF Common Stock held by UNNF or any UNNF Subsidiary or by any of DMIC, DGI, DFSC, DAI and Province

(collectively, as the context requires, a “Donegal Entity”), other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.
          (c) At the Effective Time, the stock transfer books of UNNF shall be closed as to holders of UNNF Common Stock immediately prior to the Effective Time and no transfer of UNNF Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing UNNF Common Stock (“Certificates”) are properly presented in accordance with Section 2.2 of this Agreement to the Exchange Agent, such Certificates shall be canceled and exchanged for certificates representing the number of whole shares of DGI Common Stock into which the UNNF Common Stock represented thereby was converted in the Mergers, plus any payment for any fractional share of DGI Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).
          (d) Each holder of UNNF Common Stock shall have the option of enrolling the whole shares of DGI Common Stock issuable to such shareholder upon the consummation of the Mergers in DGI’s Dividend Reinvestment and Stock Purchase Plan (the “DRSP Plan”). Each UNNF shareholder electing to enroll in the DRSP Plan shall be issued a certificate representing the number of whole shares of DGI Common Stock received in the Merger, and any future dividends will be reinvested in accordance with the DRSP Plan.
          (e) Notwithstanding any other provision of this Agreement, each holder of UNNF Common Stock who would otherwise be entitled to receive a fractional share of DGI Common Stock, after taking into account all Certificates delivered by such holder or the provision by such holder of customary affidavits and indemnification for lost or mutilated certificates in accordance with the terms of this Agreement, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price as defined below as of the Closing Date by (b) the fraction of a share calculated to the nearest ten-thousandth when expressed in decimal form of DGI Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means the average closing bid price of DGI Common Stock on NASDAQ Global Select Market (“NASDAQ”) as reported in The Wall Street Journal (Eastern Edition) or, if not reported therein, in another mutually agreed upon authoritative source, for each of the 20 consecutive trading days ending on and including the fifth such trading day prior to the Closing Date rounded to the nearest ten-thousandth.
     1.5 DFSC Common Stock. At and after the Effective Time, each share of DFSC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Subsidiary Merger. After the Effective Time of the Subsidiary Merger, DFSC shall cancel and return all of the certificates representing DAI common stock.

     1.6 UNNF Stock Options. Not later than the Effective Time, UNNF shall use commercially reasonable efforts to obtain from each holder of an option or other right to purchase UNNF Common Stock such holder’s consent to the surrender and cancellation of such options or other rights.
     1.7 Certificate of Incorporation and Bylaws of the Surviving Company. DFSC’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. DFSC’s Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.
     1.8 Dissenting Shares. UNNF shareholders shall be entitled to dissenters rights as provided under Section 1930 of the PBCL. Any UNNF shareholder who desires to assert dissenters rights (“Dissenting Shares”) must comply with the provisions and procedures set forth in Subchapter D of Chapter 15 of the PBCL, Sections 1571 through 1580.
     1.9 The Bank Merger. As soon as practicable after the execution of this Agreement, DFSC shall cause Province, and UNNF shall cause UNCB, to enter into a bank merger agreement, the form of which is included as Appendix A to this Agreement (the “Bank Merger Agreement”), that provides for (i) the merger of UNCB with and into Province (the “Bank Merger”) and (ii) the change of the name of Province Bank to Union Community Bank or such other name as to which Province and UNCB shall mutually agree, in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after the consummation of the Merger. The Bank Merger Agreement provides that the directors of Province (the “Province Bank Board”) upon consummation of the Bank Merger shall consist of eleven members, five of whom shall be designees of UNCB and six of whom shall be designees of Province.
ARTICLE II
EXCHANGE OF SHARES FOR MERGER CONSIDERATION
     2.1 DGI and DMIC to Make Merger Consideration Available.
          (a) DMIC and DGI each agree to take the following respective actions not later than the business day next preceding the Effective Time:
               (i) DMIC will transfer to DFSC (A) the 248,999 shares of UNNF that DMIC currently owns, (B) 600,000 shares of Class A common stock of DGI that DMIC currently owns and (C) that amount of cash in immediately available funds (the “DMIC Amount”) that, when added to the DGI Amount (as defined herein) equals approximately $14,200,000 in exchange for shares of common stock of DFSC; and

               (ii) DGI will transfer to DFSC that amount of cash (the “DGI Amount”) that, when added to the DMIC Amount, equals approximately $14,200,000 in immediately available funds in exchange for shares of common stock of DFSC.
          (b) Immediately prior to the Effective Time, DFSC, on behalf of DAI, shall deposit or shall cause DAI to deposit, with the Exchange Agent (i) immediately available funds in the amount of approximately $14,200,000 to pay the cash portion of the Merger Consideration, (ii) certificates representing 600,000 shares of DGI Common Stock deliverable pursuant to this Agreement to pay the stock portion of the Merger Consideration in exchange for the shares of UNNF Common Stock (the “UNNF Shares”) outstanding immediately prior to the Effective Time of the Merger except for the UNNF Shares held by DFSC, (iii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b) and (iv) cash in lieu of any fractional shares (such cash and certificates for shares of DGI Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 1.4 in exchange for the outstanding UNNF Shares.
     2.2 Exchange of Shares for Merger Consideration.
          (a) As soon as practicable after the Effective Time, DGI and the stock transfer agent of DGI (the “Exchange Agent”) shall mail to each holder of record of UNNF Shares a letter of transmittal in customary form as prepared by DFSC and reasonably acceptable to UNNF, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the UNNF Shares represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing UNNF Shares, other than Treasury Shares, who surrenders or has surrendered such Certificate or provides or has provided customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to cash in the amount of $5.05 and a certificate representing 0.2134 of one share of DGI Common Stock into which such UNNF Shares shall have been converted pursuant to Section 1.4, as well as any cash in lieu of any fractional share of DGI Common Stock to which such holder would otherwise be entitled and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, each Certificate representing UNNF Shares shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration and cash in lieu of fractional shares into which the UNNF Shares represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). DFSC shall not be obligated to deliver the Merger Consideration or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends to which any former holder of UNNF Shares is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates or customary affidavits and indemnification regarding the loss or destruction of such Certificate or Certificates for exchange as provided in this Section 2.2. If any certificate for shares of DGI Common Stock, or any check representing cash in lieu of fractional shares or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
          (b) Following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of DGI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of DGI Common Stock to which such holder is entitled pursuant to Section 1.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which theretofore had become payable with respect to such whole shares of DGI Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of DGI Common Stock.
          (c) After the Effective Time, there shall be no transfers on the stock transfer books of UNNF of the UNNF Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of UNNF Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to DFSC for any reason, they shall be canceled and exchanged as provided in this Agreement. All shares of DGI Common Stock and cash in lieu of fractional shares and/or declared but unpaid dividends issued upon the surrender for exchange of UNNF Shares or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such UNNF Shares.
          (d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of UNNF following the passage of 12 months after the Effective Time of the Merger shall be delivered to DFSC, upon demand, and any shareholders of UNNF who have not theretofore complied with this Section 2.2 shall thereafter look only to DFSC for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of DGI Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).
          (e) Neither UNNF nor any Donegal Entity shall be liable to any holder of UNNF Shares or DGI Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of DGI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of DGI Common Stock for the account of the Persons entitled thereto.
     2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) DGI shall declare a stock dividend or distribution on DGI Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine DGI Common Stock, or make a distribution other than a regular quarterly cash dividend not in excess of $.60 per share on DGI Common Stock in any security convertible into DGI Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of DGI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in DGI’s capitalization other than through a business combination transaction with another insurance holding company or financial services company, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of DGI Common Stock generally.
     2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, DFSC, shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of DGI Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of UNNF Shares such amounts as the Exchange Agent or DFSC, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or DGI, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of UNNF Shares in respect of whom such deduction and withholding was made by the Exchange Agent or DGI, as the case may be.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF UNNF
     Except as disclosed in the UNNF Reports or as disclosed in the disclosure schedule (the “UNNF Disclosure Schedule”) delivered by UNNF to DFSC, DMIC, DAI and DGI, UNNF hereby represents and warrants to DFSC, DMIC, DAI and DGI as follows:
     3.1 Corporate Organization.
          (a) UNNF is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. UNNF has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where such failure to be so licensed or qualified would not reasonably be likely to have a Material Adverse Effect on UNNF or UNCB.
          (b) True and complete copies of the Amended and Restated Articles of Incorporation of UNNF (the “UNNF Articles”) and the Amended and Restated Bylaws of UNNF (the “UNNF Bylaws”), as in effect as of the date of this Agreement, have previously been made available to DFSC.
          (c) Each of UNNF’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions whether federal, state, local or foreign where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on UNNF. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party or a subsidiary of such party is a general partner, (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more subsidiaries thereof or (C) is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “UNNF Subsidiary” and “Donegal Subsidiary” shall mean any direct or indirect Subsidiary of UNNF or any Donegal Entity, respectively, and (ii) the term “Material Adverse Effect” means, with respect to any Donegal Entity, UNNF or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include events, circumstances, developments, changes or effects to the extent resulting from (1) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally; (2) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities as defined in Section 3.4; (3) actions or omissions of (i) any Donegal Entity or (ii) UNNF, taken at the request of, or with the prior written consent of DFSC or required hereunder; (4) events, circumstances, developments, changes or effects, after the date of this Agreement, in the national or world economy or financial or securities markets generally or changes, events or developments, after the date of this Agreement in general economic conditions or other events, circumstances, developments, changes or effects, after the date of this Agreement that affect banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate; (5) consummation or public disclosure of the transactions this Agreement contemplates; (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof; (7) any changes in interest rates or foreign currency rates; or (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order that in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates or (B) materially delays or impairs the ability of such party to consummate the transactions this Agreement contemplates on a timely basis. In the case of UNNF and UNCB, “Material Adverse Effect” shall include the issuance in and of itself after the date of this Agreement of any order or directive by the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) or the Board of Governors of the Federal Reserve System (the “FRB”).
     3.2 Capitalization.
          (a) The authorized capital stock of UNNF consists of 20,000,000 shares of UNNF Common Stock, of which, as of March 31, 2010, 2,742,395 shares were issued and outstanding, and 5,000 shares of UNNF Preferred Stock of which, as of March 31, 1,275 shares were issued and outstanding and which are convertible into 318,750 shares of UNNF Common Stock. As of March 31, 2010, 368,189 shares of UNNF Common Stock and no shares of UNNF Preferred Stock were held in UNNF’s treasury. As of March 31, 2010, no UNNF Shares were reserved for issuance except for 253,458 shares of UNNF Common Stock reserved for issuance upon the exercise of options to purchase UNNF Common Stock (the “UNNF Stock Options”) issued pursuant to equity-based compensation plans disclosed on Section 3.2 of the UNNF Disclosure Schedule (the “UNNF Stock Plans”) and the UNNF Dividend Reinvestment Plan. All of the issued and outstanding UNNF Shares have been, and all shares of UNNF Common Stock that may be issued upon the exercise of the UNNF Stock Options will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the UNNF Stock Plans, UNNF does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any UNNF Shares or any other equity securities of UNNF or any securities representing the right to purchase or otherwise receive any UNNF Shares. Section 3.2 of the UNNF Disclosure Schedule sets forth a true, correct and complete list of each UNNF Stock Option, including the number of shares of UNNF Common Stock subject thereto, the vesting schedule thereof and the exercise prices thereof, outstanding under the UNNF Stock Plans as of March 31, 2010. Since March 31, 2010 through the date of this Agreement, UNNF has not issued or awarded, or authorized the issuance or award of, any options or other equity-based awards under the UNNF Stock Plans.
          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of UNNF are owned by UNNF, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     3.3 Authority; No Violation.
          (a) UNNF has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of UNNF. Except for the approval and adoption of this Agreement and the transactions this Agreement contemplates by the affirmative vote of 80% of the votes cast by all holders of shares of UNNF Common Stock at such meeting at which a quorum is present, no other corporate proceedings on the part of UNNF are necessary to approve this Agreement or to consummate the transactions this Agreement contemplates. This Agreement has been duly and validly executed and delivered by UNNF and, assuming due authorization, execution and delivery by DFSC, DMIC, DAI and DGI constitutes the valid and binding obligation of UNNF, enforceable against UNNF in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          (b) Neither the execution and delivery of this Agreement by UNNF nor the consummation by UNNF of the transactions this Agreement contemplates, nor compliance by UNNF with any of the terms or provisions of this Agreement, will (i) violate any provision of the UNNF Articles or the UNNF Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction as defined in Section 9.1(b) applicable to UNNF, any UNNF Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of UNNF or any UNNF Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UNNF or any UNNF Subsidiary is a party, or by which UNNF or any of UNNF’s Subsidiaries respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on UNNF.
     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the Home Owners’ Loan Act (“HOLA”), and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of UNCB with and into Province, the filing of applications, notices and other documents, as applicable, with the FDIC, the OCC, the Office of Thrift Supervision (the “OTS”) and the Pennsylvania Department of Banking (the “Department”) and the FRB, and approval of such applications, notices and other filings, (ii) the filing of any required applications, notices and other filings, as applicable, with any foreign or state banking, insurance or other regulatory authorities and approval of such applications, notices and other documents (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the special meeting of UNNF’s shareholders to be held in connection with this Agreement (the “Proxy Statement”) and the transactions this Agreement contemplates and of a registration statement on Form S-4 (the “Registration Statement”) that will include the Proxy Statement as a prospectus, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Certificate of Merger with and the acceptance for record by the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of NASDAQ, or that are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of DGI Common Stock pursuant to this Agreement, (vii) the adoption of this Agreement by the requisite vote of shareholders of UNNF and (viii) filings, if any, required as a result of the particular status of DFSC or DMIC, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by UNNF of this Agreement, (B) the consummation by UNNF of the Merger, (C) the consummation by UNCB of the Bank Merger and (D) the consummation by UNNF and UNCB of the other transactions this Agreement contemplates.
     3.5 Reports. UNNF and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with (i) the FRB, (ii) the FDIC, (iii) the OCC, (iv) any state regulatory authority, (v) the SEC, (vi) any foreign regulatory authority and (vii) any SRO (collectively, “Bank Regulatory Authorities”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Bank Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulatory Authority in the ordinary course of the business of UNNF and the UNNF Subsidiaries, and except for the matters disclosed in Section 3.5 of the UNNF Disclosure Schedule, no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of UNNF, investigation into the business or operations of UNNF or any UNNF Subsidiary since January 1, 2007. Except as disclosed in Section 3.5 of the UNNF Disclosure Schedule, there (i) is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to any report or statement relating to any examinations or inspections of UNNF or any UNNF Subsidiary and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Bank Regulatory Authority with respect to the business, operations, policies or procedures of UNNF since January 1, 2007.

     3.6 Financial Statements.
          (a) (i) UNNF has previously made available to DFSC copies of the consolidated balance sheets of UNNF and the UNNF Subsidiaries as of December 31, 2007, 2008 and 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended as reported in UNNF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “UNNF 2009 10-K”) filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), accompanied by the audit reports of Parente Beard LLP, independent registered public accountants with respect to UNNF for the years ended December 31, 2007, 2008 and 2009, and (ii) UNNF will make available to DFSC, when filed with the SEC, copies of (A) any amendments to the UNNF 2009 10-K and (B) the unaudited consolidated balance sheets of UNNF and the UNNF Subsidiaries as of March 31, 2009 and 2010, June 30, 2009 and 2010 and September 30, 2009 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three-, six- and nine-month periods then ended, as reported in UNNF’s Quarterly Report on Form 10-Q for the quarterly periods that will end March 31, 2010, June 30, 2010 and September 30, 2010 (the “UNNF 10-Qs”). The December 31, 2009 consolidated balance sheet of UNNF, including the related notes, where applicable, fairly presents in all material respects the consolidated financial position of UNNF and the UNNF Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6, including the related notes, where applicable, fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity and consolidated financial position of UNNF and the UNNF Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements, including the related notes, where applicable, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements, including the related notes, where applicable, has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of UNNF and the UNNF Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
          (b) No agreement pursuant to which UNNF or the UNNF Subsidiaries have sold or will sell any loans or other assets by UNNF or the UNNF Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by UNNF or any UNNF Subsidiary, to cause UNNF or the UNNF Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against UNNF or the UNNF Subsidiaries. To the knowledge of UNNF, there is no material breach of a representation or covenant by UNNF or the UNNF Subsidiaries in any such agreement. Except as disclosed in the UNNF Reports, since January 1, 2007, no cash, stock or other dividend or any other distribution with respect to the capital stock of UNNF or any UNNF Subsidiary has been declared, set aside or paid. Except as disclosed in the UNNF Reports, no shares of capital stock of UNNF have been purchased, redeemed or otherwise acquired, directly or indirectly, by UNNF since January 1, 2007, and no agreements have been made to do the foregoing.
          (c) The records, systems, controls, data and information of UNNF and the UNNF Subsidiaries are recorded, stored, maintained and operated under means, including any electronic, mechanical or photographic process, whether computerized or not, that are under the exclusive ownership and direct control of UNNF or a UNNF Subsidiary or independent registered public accountants, including all means of access to and from such records, system controls, data and information, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the next sentence of this Section 3.6(c). UNNF (i) has implemented and maintains a system of internal control over financial reporting as required by Rule 13a-15(a) under the Exchange Act that is designed to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to UNNF, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of UNNF by others within those entities and (iii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to UNNF’s independent registered public accountants and the audit committee of UNNF’s Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of UNNF’s internal financial reporting as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to affect adversely UNNF’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in UNNF’s internal control over financial reporting. UNNF has previously delivered to DFSC any such disclosure described in the preceding sentence that UNNF’s management made in writing to UNNF’s independent registered public accountants and the audit committee of UNNF’s Board of Directors and a copy of all such disclosures have previously been made available to DFSC. As of the date of this Agreement, to the knowledge of UNNF, its chief executive officer and its chief financial officer will be able to give the certifications required pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.
          (d) Since December 31, 2009, (i) neither UNNF nor any UNNF Subsidiary nor, to the Knowledge of UNNF, any director, officer, employee, auditor, accountant or representative of UNNF or any UNNF Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of UNNF or any UNNF Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that UNNF or any UNNF Subsidiary has engaged in illegal accounting or auditing practices, and, to the Knowledge of UNNF, (ii) no attorney representing UNNF or any UNNF Subsidiary, whether or not employed by UNNF or any UNNF Subsidiary, has reported evidence of a material violation of the federal securities laws, breach of fiduciary duty or similar violation by UNNF or any of its officers, directors, employees or agents to the Board of Directors of UNNF or any committee thereof or to any officer or director of UNNF.
     3.7 Broker’s Fees. Neither UNNF nor any UNNF Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions this Agreement contemplates other than Sandler O’Neill & Partners, L.P.
     3.8 Absence of Certain Changes or Events. Since December 31, 2009, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the UNNF Reports filed on or prior to the date of this Agreement, (i) UNNF and each UNNF Subsidiary have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) no Material Adverse Effect has occurred with respect to UNNF.
     3.9 Legal Proceedings.
          (a) Except as described in Section 3.9 of the UNNF Disclosure Schedule, there is not pending, or, to UNNF’s knowledge, threatened, any litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization or other entity (each, a “Person”) or Governmental Entity that is material to UNNF and the UNNF Subsidiaries, taken as a whole, in each case with respect to UNNF or any UNNF Subsidiary or any of their respective properties or permits, licenses or authorizations.
          (b) Except as described in Section 3.9 of the UNNF Disclosure Schedule, there is no material Injunction, judgment or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their subsidiaries imposed upon UNNF, any UNNF Subsidiary or the assets of UNNF or any UNNF Subsidiary.

     3.10 Taxes and Tax Returns.
          (a) Except as set forth in Section 3.10 of the UNNF Disclosure Schedule, each of UNNF and the UNNF Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns as defined in subsection (c) of this Section 3.10 required to be filed by it on or prior to the date of this Agreement, with all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on UNNF’s consolidated financial statements for the year ended December 31, 2009. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of each of UNNF and the UNNF Subsidiaries. Neither UNNF nor any UNNF Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of an intent to conduct an audit or examination, or claims asserted, for Taxes upon UNNF or any UNNF Subsidiary. No Government Entity has made a claim in a jurisdiction where UNNF or any UNNF Subsidiary has not filed Tax Returns such that UNNF or any UNNF Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, UNNF or any UNNF Subsidiary have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of UNNF or any UNNF Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of UNNF or any UNNF Subsidiary. Neither UNNF nor any UNNF Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among UNNF and the UNNF Subsidiaries. Neither UNNF nor any UNNF Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was UNNF or (B) has any liability for the Taxes of any Person, other than UNNF or any UNNF Subsidiary, under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise. Neither UNNF nor any UNNF Subsidiary has been, within the past two years or otherwise as part of a “plan or series of related transactions” within the meaning of Section 355(e) of the Internal Revenue Code of 1986 as amended (the “Code”) of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No shares of UNNF Common Stock are owned by a UNNF Subsidiary. UNNF is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither UNNF, any UNNF Subsidiary nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective Time. Neither UNNF nor any UNNF Subsidiary has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2). UNNF has made available to DFSC complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of UNNF and the UNNF Subsidiaries relating to the taxable periods beginning January 1, 2007 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to UNNF or the UNNF Subsidiaries. Neither UNNF, any UNNF Subsidiary nor DFSC as a successor to UNNF will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of UNNF or any UNNF Subsidiary for periods or portions of periods described in the Treasury Regulations under Section 1502 of the Code or any corresponding or similar provision of state, local or foreign law for periods or portions thereof ending on or before the Closing Date.
          (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii), any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation §1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under law or otherwise.
          (c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.
     3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:
     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the UNNF Benefit Plans.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     “UNNF Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of UNNF or any UNNF Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by UNNF or any UNNF Subsidiary or to which UNNF or any UNNF Subsidiary contributes or is or may be obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

     “UNNF Employment Agreement” means a written contract, offer letter or agreement of UNNF or any UNNF Subsidiary with or addressed to any individual who is rendering or has rendered services to UNNF as an employee pursuant to which UNNF or any UNNF Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services or providing for benefits upon a change of control of UNNF.
     “UNNF Plan” means any UNNF Benefit Plan other than a Multiemployer Plan or a Multiple Employer Plan.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
          (a) Section 3.11(a) of the UNNF Disclosure Schedule includes a complete list of all material UNNF Benefit Plans and all material UNNF Employment Agreements.
          (b) With respect to each UNNF Plan, UNNF has delivered or made available to DFSC a true, correct and complete copy of: (i) each writing constituting a part of such UNNF Plan, including without limitation all plan documents, current employee communications, benefit schedules, trust agreements and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any, in each case whether or not required to be furnished under ERISA; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any and (vi) the most recent determination letter from the Internal Revenue Service (“the IRS”), if any. UNNF has delivered or made available to DFSC a true, correct and complete copy of each material UNNF Employment Agreement.
          (c) All material contributions required to be made to any UNNF Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any UNNF Plan, for any period through the date of this Agreement have been timely made or paid in full or, if the contributions or payments are not due on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each UNNF Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.
          (d) With respect to each UNNF Plan, UNNF and each UNNF Subsidiary have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such UNNF Plans and all Annual

Reports (Form 5500 Series) of UNNF, including any of its predecessors, have been timely filed. Each UNNF Plan has been administered in all material respects in accordance with its terms and, to the Knowledge of UNNF, there are no pending or threatened penalties from any Governmental Entity with respect to any such UNNF Plan. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to an UNNF Plan or the imposition of any material lien on the assets of UNNF or any UNNF Subsidiary under ERISA or the Code. Section 3.11(d) of the UNNF Disclosure Schedule identifies each UNNF Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“UNNF Qualified Plans”). The IRS has issued a favorable determination letter with respect to each UNNF Qualified Plan and the related trust that has not been revoked or UNNF is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of UNNF, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any UNNF Qualified Plan or the related trust. No trust funding any UNNF Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of UNNF, none of UNNF and the UNNF Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject any of the UNNF Plans or their related trusts, UNNF, any UNNF Subsidiary or any person that UNNF or any UNNF Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
          (e) With respect to each UNNF Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) (A) the fair market value of the assets of such UNNF Plan equals or exceeds the actuarial present value of all accrued benefits under such UNNF Plan whether or not vested on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (D) no liability other than for premiums to the PBGC under Title IV of ERISA has been or would reasonably be expected to be incurred by UNNF or any UNNF Subsidiary and (E) the PBGC has not instituted proceedings to terminate any such UNNF Plan and, to UNNF’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such UNNF Plan, except as would not have a Material Adverse Effect, individually or in the aggregate, in the case of clauses (A), (B), (C), (D) and (E).
          (f) (i) No UNNF Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of UNNF and the UNNF Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of UNNF and the UNNF Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of UNNF or any UNNF Subsidiary following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the UNNF Benefit Plans. Without limiting the generality of the foregoing, neither UNNF nor any UNNF Subsidiary, nor, to UNNF’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
          (g) Except as disclosed in Section 3.11 of the UNNF Disclosure Schedule, UNNF and the UNNF Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to UNNF and the UNNF Subsidiaries.
          (h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of UNNF or any UNNF Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.
          (i) No labor organization or group of employees of UNNF or any UNNF Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to UNNF’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of UNNF and the UNNF Subsidiaries is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

     3.12 SEC Reports; Sarbanes-Oxley Compliance.
          (a) UNNF has previously made available to DFSC an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2007 by UNNF with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “UNNF Reports”), on and prior to the date of this Agreement and no such UNNF Report as of the date of such UNNF Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date but before the date of this Agreement shall be deemed to modify information as of an earlier date. Since January 1, 2007, as of their respective dates, all UNNF Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
          (b) Since January 1, 2007, UNNF has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Section 3.12(b) of the UNNF Disclosure Schedule sets forth, as of December 31, 2009, a schedule of all executive officers and directors of UNNF who have outstanding loans from UNNF or UNCB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date of this Agreement.
     3.13 Compliance with Applicable Law. Except as disclosed in Section 3.13 of the UNNF Disclosure Schedule, UNNF and each UNNF Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, since January 1, 2007, have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to UNNF or any UNNF Subsidiary, including the Equal Credit Opportunity Act, HOLA, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Emergency Economic Stabilization Act of 2008, the Temporary Loan Guaranty Program, the American Recovery and Reinvestment Act of 2009 and applicable limits on loans to one borrower, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on UNNF.
     3.14 Contracts. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on UNNF and the UNNF Subsidiaries taken as a whole, (i) none of UNNF nor any UNNF Subsidiary is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of UNNF, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (iii) neither UNNF nor any UNNF Subsidiary has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of UNNF or any UNNF Subsidiary.
          3.15 Agreements with Bank Regulatory Authorities. Except as set forth in Section 3.15 of the UNNF Disclosure Schedule, neither UNNF nor any UNNF Subsidiary is subject to any cease-and-desist order, memorandum of understanding or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2007, a recipient of any supervisory letter from, or since January 1, 2007, has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulatory Authority or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their subsidiaries, each item in this sentence, whether or not set forth in Section 3.15 of the UNNF Disclosure Schedule, a “UNNF Regulatory Agreement”, nor has UNNF or any UNNF Subsidiary been advised in writing since January 1, 2007 by any Bank Regulatory Authority or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such UNNF Regulatory Agreement. To the knowledge of UNNF, there has not been any event or occurrence since January 1, 2007 that could reasonably be expected to result in a determination that UNCB is not “well capitalized” and “well managed” as a matter of U.S. federal banking law. UNCB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.
          3.16 Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of UNNF included in the UNNF 2009 10-K including any notes thereto, (ii) liabilities incurred in connection with this Agreement and the transactions this Agreement contemplates and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, neither UNNF nor any UNNF Subsidiary has incurred any liability of any nature whatsoever, whether absolute, accrued, contingent or otherwise and whether due or to become due, that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on UNNF.

     3.17 Environmental Liability.
          (a) To UNNF’s Knowledge, (A) UNNF and the UNNF Subsidiaries are in material compliance with applicable Environmental Laws; (B) no real property, including buildings or other structures, currently or formerly owned or operated by UNNF or any UNNF Subsidiary, or any property in which UNNF or any UNNF Subsidiary has held a security interest, Lien or a fiduciary or management role (“UNNF Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (C) neither UNNF nor any UNNF Subsidiary could be deemed the owner or operator of, or have actively participated in the management regarding Hazardous Substances of, any UNNF Loan Property that has been contaminated with, or has had any material and unlawful release to the environment of, any regulated quantity of any Hazardous Substance; (D) neither UNNF nor any UNNF Subsidiary has any material liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither UNNF nor any UNNF Subsidiary has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (F) neither UNNF nor any UNNF Subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (G) there are no circumstances or conditions (including the presence of unencapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving UNNF or any UNNF Subsidiary, any currently or formerly owned or operated property, or any UNNF Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against UNNF or any UNNF Subsidiary, result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any UNNF Loan Property, (H) UNNF has set forth in Section 3.17 of the UNNF Disclosure Schedule and made available to DFSC copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to UNNF, any UNNF Subsidiary and any currently owned or operated property of UNNF which were prepared in the last five years and (I) UNNF has made available to DFSC copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any currently outstanding UNNF Loan as defined in Section 5.2(s) and which were prepared for UNNF in the last five years.
          (b) As used herein, (A) the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to: (1) the protection or restoration of the environment, human health, safety or natural resources in regard to any Hazardous Substance; (2) the handling, use, presence, disposal, release or threatened release to the environment of any Hazardous Substance; (3) material effects of any Hazardous Substance on any legally delineated wetlands or indoor air spaces or (4) any material physical damage injury or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and (B) the term “Hazardous Substance” means any regulated quantity of any substance other than at concentrations and in locations that are naturally occurring that are: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (3) any other substance that is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law and (C) the term “UNNF’s Knowledge” means the actual knowledge, immediately prior to the Effective Time and Effective Date, of any officer of UNNF.
     3.18 Real Property.
          (a) Each of UNNF and the UNNF Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the use of the respective property as such property is used on the date of this Agreement, (iii) dispositions of and encumbrances on such properties or assets in the ordinary course of business, (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens and encumbrances arising in the ordinary course of business and (v) Lien security obligations that are reflected in the consolidated balance sheet of UNNF at December 31, 2009.
          (b) A true and complete copy of each agreement pursuant to which UNNF or any UNNF Subsidiary leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to DFSC. Each Lease is valid, binding and enforceable against UNNF or the applicable UNNF Subsidiary in accordance with its terms and is in full force and effect except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by UNNF or any UNNF Subsidiary or, to the knowledge of UNNF, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause defaults under the Leases, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on UNNF and the UNNF Subsidiaries taken as a whole.
          (c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which UNNF and the UNNF Subsidiaries maintain their facilities or conduct their business as of the date of this

Agreement, except for locations the loss of which would not result in a Material Adverse Effect on UNNF and the UNNF Subsidiaries taken as a whole.
          (d) A true and complete copy of each agreement pursuant to which UNNF or any UNNF Subsidiary leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to DFSC. Each Third Party Lease is valid, binding and enforceable against UNNF or the applicable UNNF Subsidiary in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the Knowledge of UNNF, there are no existing defaults by the tenant under any Third Party Lease, or any event which with notice or lapse of time or both which would constitute such a default.
     3.19 State Takeover Laws. UNNF has previously taken any and all action necessary to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL that may be applicable to the Merger and the other transactions this Agreement contemplates inapplicable to DFSC, DGI and DMIC and their respective affiliates, and to the Merger, this Agreement and the transactions this Agreement contemplates. The Board of Directors of UNNF has approved this Agreement and the transactions this Agreement contemplates as required to render inapplicable the provisions of Article 9 of the UNNF Articles to such Agreement and the transactions this Agreement contemplates.
     3.20 Opinion. Prior to the execution of this Agreement, UNNF has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of UNNF from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
     3.21 Insurance. UNNF and the UNNF Subsidiaries are insured with reputable insurers against such risks and in such amounts as of the date of this Agreement as are set forth in Section 3.21 of the UNNF Disclosure Schedule and as its management reasonably has determined to be prudent in accordance with industry practices.
     3.22 Investment Securities. Except where the failure to be true would not reasonably be expected to have a Material Adverse Effect on UNNF and the UNNF Subsidiaries, the UNNF and each of the UNNF Subsidiaries has good title to all securities it owns, except those sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of UNNF or the UNNF Subsidiaries, and such securities are valued on the books of UNNF in accordance with GAAP in all material respects.

     3.23 Intellectual Property. UNNF and each of the UNNF Subsidiaries owns, or is licensed to use, in each case, free and clear of any Liens, all Intellectual Property used in the conduct of its business as currently conducted that is material to UNNF and each UNNF Subsidiaries, taken as a whole. Except as would not reasonably be expected to have a Material Adverse Effect on UNNF and the UNNF Subsidiaries, (i) Intellectual Property used in the conduct of their respective businesses as currently conducted that is material to UNNF and the UNNF Subsidiaries do not, to the Knowledge of UNNF, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which UNNF or the UNNF Subsidiary acquired the right to use any Intellectual Property; and (ii) neither UNNF nor any UNNF Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by UNNF or the UNNF Subsidiaries. For purposes of this Agreement, “Intellectual Property” means registered trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof; all letters patent of the United States, all reissues and extensions thereof, and all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof; all registered copyrights arising under the laws of the United States and recordings thereof and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office; all rights to obtain any reissues, renewals or extensions of the foregoing, and all causes of action for infringement of the foregoing.
     3.24 Loans; Nonperforming and Classified Assets.
          (a) Except as set forth in Section 3.24 of the UNNF Disclosure Schedule, each Loan on the books and records of UNNF and the UNNF Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of UNNF, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
          (b) UNNF has set forth in Section 3.24 of the UNNF Disclosure Schedule as to UNNF and each UNNF Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to UNNF’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to UNNF’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by UNNF, a UNNF Subsidiary or an applicable regulatory authority; (C) a listing of the Other Real Estate Owned acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of UNNF or a UNNF Subsidiary, or to the Knowledge of UNNF, any Person controlling, controlled by or under common control with any of the foregoing.
     3.25 Fiduciary Accounts. UNNF and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither UNNF nor any UNNF Subsidiary, nor any of their respective directors, officers or employees, has committed any breach of trust to UNNF’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     3.26 Allowance For Loan Losses. UNCB’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of UNNF, is adequate.
     3.27 Related Party Transactions. Except as described in UNNF’s proxy statement distributed in connection with UNNF’s annual meeting of shareholders in 2009 or in Section 3.28 of the UNNF Disclosure Schedule, neither UNNF nor any UNNF Subsidiary is a party to any transaction, including any loan or other credit accommodation, with any Affiliate of UNNF or any UNNF Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features, as such terms are used under Item 404 of SEC Regulation S-K. No loan or credit accommodation to any Affiliate of UNNF or any UNNF Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of UNNF, neither UNNF nor any UNNF Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification UNNF or UNCB has accorded such loan or credit accommodation is inappropriate.
     3.28 Deposits. Except as set forth in Section 3.28 of the UNNF Disclosure Schedule, as of the date of this Agreement, none of the deposits of UNNF or UNCB is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).
     3.29 The UNNF Disclosure Schedule. The information set forth in the UNNF Disclosure Schedule does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the information set forth in the UNNF Disclosure Schedule not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DFSC AND DAI
     Except as disclosed in the DGI Reports DFSC delivered to UNNF, each of DFSC and DAI hereby represents and warrants to UNNF as follows:
     4.1 Corporate Organization.
          (a) DFSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DFSC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          (b) DAI is a corporation duly organized on April 1, 2010, validly existing and in good standing under the laws of the State of Delaware. From its date of incorporation through the Closing Date, DAI shall not enter into any agreements, transact any business or incur any indebtedness except as this Agreement contemplates.
          (c) DMIC, DGI and DFSC are each duly registered as a unitary savings and loan holding company. True and complete copies of the Certificate of Incorporation (the “DFSC Certificate of Incorporation”) and Bylaws of DFSC (the “DFSC Bylaws”), as in effect as of the date of this Agreement, have previously been made available to UNNF.
          (d) Each DFSC Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on DFSC.
     4.2 Capitalization.
          (a) The authorized capital stock of DFSC consists of 25,000 shares of Common Stock, par value $.01 per share (the “DFSC Common Stock”), of which, as of the date of this Agreement, DMIC owned 2,848 shares and DGI owned 2,648 shares. The authorized capital stock of DAI consists of 1,000 shares of Common Stock, par value $.01 per share (“DAI Common Stock”), all of which DFSC owned as of the date of this Agreement. As of the date of this Agreement, no shares of DFSC Common Stock or DAI Common Stock were reserved for issuance. All of the issued and outstanding shares of DFSC Common Stock and DAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither DFSC nor DAI is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DFSC Common Stock or DAI Common Stock or any other equity securities of DFSC, DAI or any securities representing the right to purchase or otherwise receive any shares of DFSC Common Stock or DAI Common Stock.
          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of DFSC are owned by DFSC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. DAI does not have any Subsidiaries. No DFSC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     4.3 Authority; No Violation.
          (a) Each of DFSC and DAI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of DFSC. No other corporate proceedings on the part of DFSC or DAI are necessary to approve this Agreement or to consummate the transactions this Agreement contemplates. This Agreement has been duly and validly executed and delivered by DFSC and DAI and, assuming due authorization, execution and delivery by UNNF, DGI, DAI and DMIC, constitutes the valid and binding obligation of DFSC and DAI, as the case may be, enforceable against each of DFSC and DAI in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          (b) Neither the execution and delivery of this Agreement by either DFSC or DAI, nor the consummation by DFSC or DAI of the transactions this Agreement contemplates, nor compliance by DFSC or DAI with any of the terms or provisions of this Agreement, will violate any provision of the DFSC or DAI Certificates of Incorporation or the DFSC or DAI Bylaws, or assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to DFSC or DAI, any DFSC

Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of DFSC or DAI or any DFSC Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DFSC or DAI or any DFSC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on DFSC or DAI.
          4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB under the BHC Act, HOLA and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the Mergers, the filing of applications and notices, as applicable, with the FDIC, the OTS, the OCC or the Department and the FRB and approval of such applications and notice, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Certificates of Merger with and the acceptance for record by the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry SRO, and the rules of NASDAQ, or that are required under consumer finance, mortgage banking and other similar laws and (vi) filings, if any, required as a result of the particular status of UNNF, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by DFSC, DGI, DAI and DMIC of this Agreement, (B) the consummation by DFSC and DAI of the Mergers, (C) the consummation by Province of the Bank Merger and (D)the other transactions this Agreement contemplates.
          4.5 Reports. DFSC, DAI and each DFSC Subsidiary has in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with the Bank Regulatory Authorities and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the laws, rules or regulations of the

United States, any state, any foreign entity, or any Bank Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith.
     4.6 Broker’s Fees. Neither DFSC, DAI nor any DFSC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates other than Keefe Bruyette & Woods, Inc., all of the fees and expenses of which shall be the sole responsibility of DFSC.
     4.7 Legal Proceedings.
          (a) There is not pending, or, to DFSC’s knowledge, threatened, any litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that is material to DFSC, DAI and the DFSC Subsidiaries, taken as a whole, in each case with respect to DFSC, DAI or any DFSC Subsidiary or any of their respective properties or permits, licenses or authorizations.
          (b) There is no material Injunction, judgment, or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their subsidiaries imposed upon DFSC, DAI any DFSC Subsidiary or the assets of DFSC, DAI or any DFSC Subsidiary.
     4.8 Employee Benefits. Neither DFSC nor DAI has any employees and maintains no employee benefit plans.
     4.9 Compliance with Applicable Law. DFSC, DAI and each DFSC Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and since January 1, 2007, has complied in all respects with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to DFSC, DAI or any of its Subsidiaries, including the Equal Credit Opportunity Act, HOLA, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on DFSC, DAI or any DFSC Subsidiary.
     4.10 Absence of Certain Changes or Events. Since December 31, 2009, in the case of DFSC, and, since April 1, 2010 in the case of DAI, except as publicly disclosed prior to the date of this Agreement, (i) DFSC, DAI and each DFSC Subsidiary, have, except in connection with the negotiation, execution and delivery of this Agreement, carried on their respective business in all material respects in the ordinary course of business consistent with past practice and (ii) no Material Adverse Effect has occurred with respect to DFSC, DAI or any DFSC Subsidiary.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF DMIC
     DMIC hereby represents and warrants to UNNF as follows:
     5.1 Corporate Organization.
          (a) DMIC is a mutual fire insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. DMIC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly admitted to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such admission necessary.
          (b) True and complete copies of the Articles of Association of DMIC (the “DMIC Articles”) and the Amended and Restated Bylaws of DMIC (the “DMIC Bylaws”), as in effect as of the date of this Agreement, have previously been made available to UNNF.
          (c) Each of DMIC’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified or admitted to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or admitted and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on DMIC or any DMIC Subsidiary.
     5.2 Authority; No Violation.
          (a) DMIC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of DMIC. The Board of Directors of DMIC has determined that this Agreement and the transactions this Agreement contemplates are in the best interests of DMIC. No other corporate proceedings on the part of DMIC are necessary to approve this Agreement or to consummate the transactions this Agreement contemplates. This Agreement has been duly and validly executed and delivered by DMIC and, assuming due authorization, execution and delivery of this Agreement by UNNF, DFSC, DAI and DGI, constitutes the valid and binding obligation of DMIC, enforceable against DMIC in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          (b) Neither the execution and delivery of this Agreement by DMIC nor the consummation by DMIC of the transactions this Agreement contemplates, nor compliance by DMIC with any of the terms or provisions of this Agreement, will (i) violate any provision of the DMIC Articles or the DMIC Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction as defined in Section 9.1(d) applicable to DMIC, any DMIC Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of DMIC or any DMIC Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DMIC or any DMIC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on DMIC and the DMIC Subsidiaries taken as a whole.
     5.3 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB under the BHC Act, the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of UNCB with and into Province, the filing of applications, notices and other documents, as applicable, with the FDIC, the OCC, the OTS, the Department and the FRB, and approval of such applications, notices and other filings, (ii) the filing of any required applications, notices and other filings, as applicable, with any foreign or state banking, insurance or other regulatory authorities and the Other Regulatory Approvals, (iii) the filing of the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Certificate of Merger with and the acceptance for record by the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any SRO, and the rules of NASDAQ, or that are required under consumer finance, mortgage banking and other similar laws, (vi) the adoption of this Agreement by the requisite vote of shareholders of UNNF and (vii) filings, if any, required as a result of the particular status of DFSC, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by DMIC of this Agreement and (B) the consummation by DMIC of the transactions this Agreement contemplates to the extent applicable to DMIC.
     5.4 Broker’s Fees. Neither DMIC nor any DMIC Subsidiary nor any of their respective officers or directors has employed any broker or binder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or the related transactions this Agreement contemplates other than Keefe, Bruyette & Woods, Inc. all of which fees and expenses shall be the sole responsibility of DFSC.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF DGI
     DGI hereby represents and warrants to UNNF as follows:
     6.1 Corporate Organization.
          (a) DGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DGI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly admitted to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such admission necessary.
          (b) True and complete copies of the Certificate of Incorporation of DGI (the “DGI Certificate”) and the Amended and Restated Bylaws of DGI (the “DGI Bylaws”), as in effect as of the date of this Agreement, have previously been made available to UNNF.
          (c) Each DGI Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified or admitted to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or admitted and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on DGI and the DGI Subsidiaries taken as a whole.

     6.2 Capitalization.
          (a) The authorized capital stock of DGI consists of 30,000,000 shares of Class A Common Stock, par value $.01 per share, of which, as of March 1, 2010, 19,924,944 shares were issued and outstanding, 10,000,000 shares of Class B Common Stock, par value $.01 per share, of which, as of March 1, 2010, 5,576,775 shares were issued and outstanding and 2,000,000 shares of preferred stock, par value $1.00 per share, of which, as of March 1, 2010, no shares were issued and outstanding. As of March 1, 2010, DGI held as treasury shares 662,301 shares of Class A Common Stock and 72,465 shares of Class B Common Stock. As of March 1, 2010, no shares of DGI Common Stock were reserved for issuance except for 3,885,072 shares of DGI Class A Common Stock reserved for issuance upon the exercise of DGI Stock Options issued pursuant to the DGI Stock Plans. All of the issued and outstanding shares of DGI Class A and Class B Common Stock have been, and all shares of DGI Common Stock that may be issued upon the exercise of the DGI Stock Options will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the DGI Stock Plans, DGI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DGI Class A or Class B Common Stock or any other equity securities of DGI or any securities representing the right to purchase or otherwise receive any shares of DGI Class A or Class B Common Stock. Since March 1, 2010 through the date of this Agreement, DGI has not issued or awarded, or authorized the issuance or award of, any options or other equity-based awards under the DGI Stock Plans.
          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each DGI Subsidiary are owned by DGI, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     6.3 Authority; No Violation.
          (a) DGI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of DGI. The

Board of Directors of DGI has determined that this Agreement and the transactions this Agreement contemplates are in the best interests of DGI. No other corporate proceedings on the part of DGI are necessary to approve this Agreement or to consummate the transactions this Agreement contemplates. This Agreement has been duly and validly executed and delivered by DGI and, assuming due authorization, execution and delivery by UNNF, DFSC and DMIC, constitutes the valid and binding obligation of DGI, enforceable against DGI in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          (b) Neither the execution and delivery of this Agreement by DGI nor the consummation by DGI of the transactions this Agreement contemplates, nor compliance by DGI with any of the terms or provisions of this Agreement, will (i) violate any provision of the DGI Articles or the DGI Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 6.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction as defined in Section 9.1(d) applicable to DGI, any DGI Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of DGI or any DGI Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DGI or any DGI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on DGI and the DGI Subsidiaries taken as a whole.
     6.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB under the BHC Act, the GLB Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of UNCB with and into Province, the filing of applications, notices and other documents, as applicable, with the FDIC, the OCC, the OTS, the Department and the FRB, and approval of such applications, notices and other filings, (ii) the filing of any required applications, notices and other filings, as applicable, with any foreign or state banking, insurance or other regulatory authorities and Other Regulatory Approvals, (iii) the filing of the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Certificate of Merger with and the acceptance for record by the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any SRO, and the rules of NASDAQ, or that are required under consumer finance, mortgage banking and other similar laws, (vi) the adoption of this Agreement by the requisite vote of the shareholders of UNNF and (vii) filings, if any, required as a result of the particular status of DGI, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by DGI of this Agreement and (B) the consummation by DGI of the transactions this Agreement contemplates to the extent applicable to DGI.
     6.5 Reports. DGI and each DGI Subsidiary have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with Bank Regulatory Authorities and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Bank Regulatory Authority, and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulatory Authority in the ordinary course of the business of DGI and the DGI Subsidiaries, no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of DGI, investigation into the business or operations of DGI or any DGI Subsidiary since January 1, 2007. There (i) is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to any report or statement relating to any examinations or inspections of DGI or any DGI Subsidiary and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Bank Regulatory Authority with respect to the business, operations, policies or procedures of DGI since January 1, 2007.
     6.6 Financial Statements. DGI has previously made available to UNNF (i) copies of the consolidated balance sheets of DGI and the DGI Subsidiaries as of December 31, 2007, 2008 and 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended as reported in DGI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (the “DGI 2009 Form 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit reports of KPMG LLP, independent registered public accountants with respect to DGI for the years ended December 31, 2007, 2008 and 2009 and (ii) DGI will make available to UNNF when filed with the SEC copies of (A) any amendments to the DGI 2009 Form 10-K and (B) the unaudited consolidated balance sheets of DGI and the DGI Subsidiaries as of March 31, 2009 and 2010, June 30, 2009 and 2010 and September 30, 2009 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows of the three-, six- and nine-month periods then ended, as reported in DGI’s Quarterly Report on Form 10-Q for the quarterly periods that will end March 31, 2010, June 30, 2010 and September 30, 2010 (the “DGI 10-Qs”). The December 31, 2009 consolidated balance sheet of DGI, including the related notes, where applicable, fairly presents in all material respects the consolidated financial position of DGI and the DGI Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6, including the related notes, where applicable, fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of DGI and the DGI Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements, including the related notes, where applicable, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements, including the related notes, where applicable, has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of DGI and the DGI Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
     6.7 Broker’s Fees. Neither DGI nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions this Agreement contemplates other than Keefe Bruyette & Woods., Inc., all of which fees and expenses shall be the sole responsibility of DFSC.
     6.8 SEC Reports. DGI has previously made available to UNNF an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2007 by DGI with the SEC pursuant to the Securities Act or the Exchange Act (the “DGI Reports”) on and prior to the date of this Agreement and no such DGI Report as of the date of such DGI Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date but before the date of this Agreement shall be deemed to modify information as of an earlier date. Since January 1, 2006, as of their respective dates, all DGI Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
     6.9 Compliance with Applicable Law. DGI and each DGI Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, since January 1, 2006, have complied in all material respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to DGI or any DGI Subsidiary, including applicable insurance laws, the Equal Credit Opportunity Act, HOLA, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Emergency Economic Stabilization Act of 2008, the Temporary Loan Guaranty Program, the American Recovery and Reinvestment Act of 2009 and applicable limits on loans to one borrower, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on DGI and the DGI Subsidiaries taken as a whole.
     6.10 Absence of Certain Changes or Events. Since December 31, 2009, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the DGI Reports filed on or prior to the date of this Agreement, (i) DGI and each DGI Subsidiary have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) no Material Adverse Effect has occurred with respect to DGI or any DGI Subsidiary.
     6.11 Legal Proceedings.
          (a) There is not pending, or, to DGI’s knowledge, threatened, any litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that is material to DGI and the DGI Subsidiaries, taken as a whole, in each case with respect to DGI or any DGI Subsidiary or any of their respective properties or permits, licenses or authorizations.
          (b) There is no material Injunction, judgment or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their subsidiaries imposed upon DGI, any DGI Subsidiary or the assets of DGI or any DGI Subsidiary.
     6.12 Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of DGI included in the DGI 2009 Form 10-K including any notes thereto, (ii) liabilities incurred in connection with this Agreement and the transactions this Agreement contemplates and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, neither DGI nor any DGI Subsidiary has incurred any liability of any nature whatsoever, whether absolute, accrued, contingent or otherwise and whether due or to become due, that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on DGI.
ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS
     7.1 Conduct of Businesses Prior to the Effective Time.
          (a) During the period from the date of this Agreement to the Effective Time, except as this Agreement expressly contemplates or permits, UNNF shall, and shall cause the UNNF Subsidiaries to, (i) conduct their respective businesses in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organizations, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Bank Regulatory Authority or other Governmental Entity required for the transactions this Agreement contemplates or to perform their respective covenants and agreements under this Agreement or to consummate the transactions this Agreement contemplates.
          (b) UNNF agrees that between the date of this Agreement and the Effective Time, a representative of DFSC shall be permitted to be an observer at the meetings of the Loan Quality Committee of UNCB’s Board of Directors.
          (c) UNNF agrees that between the date of this Agreement and the Effective Time, UNCB shall review with DFSC any loans to finance undeveloped land and any loans in excess of $1,000,000 to finance in whole or in part a residential land development project and that UNCB will not proceed with any such loan to which DFSC shall have advised UNNF that DFSC has commercially reasonable objections.
          (d) UNNF agrees that between the date of the Agreement and the Effective Time, it shall provide DFSC with three days’ advance notice of any meeting of its Board of Directors or any committee thereof and shall permit a representative of DFSC to be an observer at any such meeting except for any such meeting or portion of any such meeting during which the UNNF Board of Directors shall meet or deliberate in executive session.
     7.2 UNNF Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 7.2 of the UNNF Disclosure Schedule and except as this Agreement expressly contemplates or permits, UNNF shall not, and shall not permit any UNNF Subsidiary to, without the prior written consent of DFSC, which consent shall not be unreasonably withheld, conditioned or delayed:

          (a) (i) other than dividends and distributions by a direct or indirect UNNF Subsidiary to UNNF or any direct or indirect wholly owned Subsidiary of UNNF and other than dividends by UNNF to its shareholders that have received any required regulatory approval, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of UNNF Stock Options that are outstanding as of the date of this Agreement in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of UNNF or any UNNF Subsidiary, or any rights, warrants or options to acquire any such shares or other securities other than the issuance of UNNF Common Stock upon the exercise of UNNF Stock Options that are outstanding as of the date of this Agreement in accordance with their present terms, including the withholding of shares of UNNF Common Stock to satisfy the exercise price or Tax withholding;
          (b) grant any stock options, restricted stock units or other equity-based award with respect to shares of UNNF Common Stock under any of the UNNF Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock or other securities other than the issuance of UNNF Common Stock upon the exercise of UNNF Stock Options that are outstanding as of the date of this Agreement in accordance with their present terms and any conversion of UNNF Preferred Stock;
          (c) amend any provision of the UNNF Articles, UNNF Bylaws or other comparable organizational documents or appoint any new member to its board of directors;
          (d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets in the ordinary course of business consistent with past practice or (ii) open, acquire, close or sell any branches or automated banking facilities;
          (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practice;
          (f) except for borrowings having a maturity of not more than 30 days under existing credit facilities or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of UNNF or any UNNF Subsidiary or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced (“Credit Facilities”) that are incurred in the ordinary course of business consistent with past practice, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in additional amounts not to exceed $1,500,000, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person other than UNNF or any UNNF Subsidiary, or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than a UNNF Subsidiary and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;
          (g) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;
          (h) change in any material respects its underwriting, operating, investment or risk management or other similar policies of UNNF or any UNNF Subsidiary except as required by applicable law or policies imposed by any Bank Regulatory Authority or any Governmental Entity;
          (i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;
          (j) other than in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of UNNF or any UNNF Subsidiary containing (i) any restriction on the ability of UNNF and the UNNF Subsidiaries, or, after the Merger, DFSC and the DFSC Subsidiaries, to conduct their respective businesses as presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on UNNF or the UNNF Subsidiaries, or, after the Merger, DFSC and the DFSC Subsidiaries, in engaging in any type of activity or business;
          (k) incur any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;
          (l) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which UNNF directly or indirectly holds any equity or ownership interest on the date hereof other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;
          (m) agree or consent to any material agreement or material modifications of existing agreements with any Bank Regulatory Authority or Governmental Entity in respect of the operations of its business, except as required by law;
          (n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $100,000 individually or $500,000 in the aggregate;
          (o) issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation, or customers, except for communications in the ordinary course of business that do not relate to the Merger or the other transactions this Agreement contemplates;
          (p) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Bank Regulatory Authority or other Governmental Entity required for the transactions this Agreement contemplates;
          (q) except for representations and warranties that speak as of a specific time, which shall remain true and correct as of such time, take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article IX not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
          (r) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person without the approval of DFSC if (A) the Loan is an existing credit on the books of UNCB and classified as “substandard – non-accrual,” “doubtful” or “loss” or (B) such Loan is in an amount in excess of $1,500,000 and classified as “substandard –accrual” or “special mention”, or make, renew or otherwise modify any unsecured Loan or Loans rated “pass” without the approval of DFSC if immediately after making an unsecured Loan or Loans, such Person would be indebted to UNCB in an aggregate amount in excess of $500,000 on an unsecured basis, or make any fully secured Loan or Loans rated “pass” in an amount in excess of $500,000 to any Person without the approval of DFSC except for any Loan secured by a first mortgage on owner-occupied real estate and shall not make, renew or otherwise modify any Loan or Loans rated “pass” secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $500,000 without the approval of DFSC, or in any event if such Loan does not conform with UNCB’s Credit Policy Manual. If, in the case of any of the foregoing types of Loan or Loans, DFSC shall object thereto within two business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within two business days after receipt of notice of such proposed Loan from UNCB shall be deemed as the approval of DFSC to make such Loan or Loans;
          (s) Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of UNNF or any UNNF Subsidiary or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except in accordance with the terms of any applicable UNNF incentive plan, or accelerate the vesting of any unvested stock options, except:
               (i) for normal increases in compensation and bonuses to employees in the ordinary course of business consistent with past practice, provided that no such increases shall result in an annual aggregate adjustment in compensation or bonus of more than 3.5% provided, however, that no increase for any individual shall result in an annual adjustment in compensation or bonus of more than 5.0%, unless mutually agreed to by UNNF and DFSC; or
               (ii) for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code.
          (t) Hire any person as an officer of UNNF or any UNNF Subsidiary or promote any officer, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 7.2 of the UNNF Disclosure Schedule, or (ii) to fill any vacancies existing as of the date of this Agreement and described in Section 7.2 of the UNNF Disclosure Schedule or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of UNNF or any UNNF Subsidiary, as applicable, provided, however, that such total compensation for any one employee may not exceed $100,000;
          (u) enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for the purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          (v) except for the execution of this Agreement, and actions taken in accordance with this Agreement and performance of this Agreement, take any action that would give rise to a right of payment to any individual under an employment agreement, severance of change of control agreement;
          (w) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to possible loan losses or the charge off of losses incurred on loans, investments, asset/liability management, deposit pricing or gathering or other material banking policies except as may be required by changes in applicable law or regulation or as directed by a Bank Regulatory Authority; or
          (x) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 7.2 without the consent of DFSC.
     7.3 Regulatory Compliance Matters. To the extent that DFSC shall advise UNNF in writing that DFSC believes, in its reasonable judgment, that an issue may exist regarding UNNF’s compliance with applicable regulatory requirements, UNNF agrees to review such issue with DFSC and, if UNNF agrees with DFSC’s advice, UNNF shall take prompt commercially reasonable steps to address compliance with such regulatory requirements.
     7.4 Regulation Z/RESPA Matters. At the request of DFSC, DFSC and UNNF shall mutually agree upon the designation of an independent third party to conduct a regular sample analysis of not less than 100 files for Regulation Z/Real Estate Settlement Procedures Act (“RESPA”) compliance and deliver a report with respect thereto to UNNF and DFSC which analysis and report shall be at the sole cost and expense of DFSC. The sample files shall all be within the annual percentage rate tolerance permitted by Regulation Z. As a condition to closing of the Merger and the Bank merger this Agreement contemplates, UNNF, not later than the end of the month preceding the Closing Date, shall have demonstrated to the commercially reasonable satisfaction of DFSC, UNNF’s compliance with Regulation Z and RESPA which compliance shall be at the sole cost and expense of UNNF.
     7.5 Current Information.
          (a) During the period from the date of this Agreement to the Effective Time, UNNF will cause one or more of its representatives to confer with representatives of DFSC and report the general status of UNNF’s and UNCB’s ongoing operations at such times as DFSC may reasonably request. UNNF will promptly notify DFSC of any material change in the normal course of UNNF’s or UNCB’s business or in the operation of their respective properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings or communications indicating that the same may be contemplated or the institution or the threat of material litigation involving UNNF or any UNNF Subsidiary. Without limiting the foregoing, senior officers of DFSC and UNNF shall meet on a reasonably regular basis, expected to be biweekly to review the financial and operational affairs of UNNF and each UNNF Subsidiary, in accordance with applicable law, and UNNF shall give due consideration to DFSC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, no Donegal Entity shall under any circumstance be permitted to exercise control of UNNF or any UNNF Subsidiary prior to the Effective Time.
          (b) UNCB and Province shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of the combined banks after the Effective Time of the Bank Merger.
     7.6 Financial and Other Statements.
          (a) Promptly upon receipt thereof, UNNF will furnish to DFSC copies of each annual, interim or special audit of the books of UNNF and the UNNF Subsidiaries made by its independent registered public accounting firm and copies of all internal control reports submitted to UNNF by such auditors in connection with each annual, interim or special audit of the books of UNNF and the UNNF Subsidiaries made by such auditors.
          (b) As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, UNNF will deliver to DFSC any document UNNF files with the SEC under the Securities Act or the Exchange Act. UNNF will furnish to DFSC copies of all documents, statements and reports as it or any UNNF Subsidiary shall send to its shareholders, the FDIC, the FRB, the OCC, the OTS or any other Bank Regulatory Authority, except as legally prohibited thereby. Within 25 days after the end of each month, UNNF will deliver to DFSC a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.
          (c) UNNF will advise DFSC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of UNNF or any UNNF Subsidiary.
          (d) With reasonable promptness, UNNF will furnish to DFSC such additional financial data that UNNF possesses and as DFSC may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
     7.7 Donegal Entity Forbearances. During the period from the date of this Agreement to the Effective Time, except as this Agreement expressly contemplates or permits, each Donegal Entity shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of UNNF:

          (a) except for representations and warranties that speak as of a specific time, which shall remain true and correct as of such time, take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement having or becoming untrue in any material respect at any time prior to the Effective Time or in any of the conditions to the Mergers set forth in Article IX not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
          (b) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of each Regulatory Agency or other Governmental Entity required for the consummation of the transactions this Agreement contemplates, except, in every case, as may be required by applicable law; or
          (c) agree to take, make any commitment to take or adopt any resolutions of its board of directors in support of any actions this Section 7.7 prohibits.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     8.1 Regulatory Matters.
          (a) DGI agrees to prepare the Registration Statement to be filed by it with the SEC in connection with the distribution of DGI Common Stock in the Merger, including the Proxy Statement and prospectus and other proxy solicitation materials of UNNF constituting a part thereof and all related documents. UNNF shall prepare and furnish to DFSC such information relating to it and its directors, officers and shareholders as DGI may reasonably require in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and UNNF, and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld such Registration Statement prior to its filing. UNNF agrees to cooperate reasonably with DGI and DGI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. As long as UNNF has cooperated as described above, DGI agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of UNNF and DGI agree to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. After the Registration Statement is declared effective under the Securities Act, UNNF shall as promptly as reasonably practicable mail at its expense the Proxy Statement to its shareholders.

          (b) Each of UNNF and DGI agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of UNNF and DGI agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of UNNF and DGI further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of UNNF.
          (c) DGI agrees to advise UNNF, promptly after DGI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of DGI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent DGI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Prior to responding to any comments of the SEC or the staff of the SEC with respect to the Registration Statement or any amendment or supplement thereto, DGI shall provide UNNF a reasonable opportunity to comment on such document or response.
          (d) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Bank Regulatory Authorities and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger and the Bank Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Bank Regulatory Authorities and Governmental Entities. UNNF and DFSC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to UNNF, DFSC or DGI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Bank Regulatory Authority or any Governmental Entity in connection with the transactions this Agreement contemplates. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Bank Regulatory Authorities and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other parties apprised of the status of matters relating to completion of the transactions this Agreement contemplates. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require any Donegal Entity to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Bank Regulatory Authorities or Governmental Entities, that would reasonably be expected to have a material adverse effect on DFSC, Province or the Surviving Company after giving effect to the Merger, taken as a whole after the Effective Time (a “Materially Burdensome Regulatory Condition”), provided, however, in the event of the imposition of any Materially Burdensome Regulatory Condition, DFSC shall use its commercially reasonable efforts to obtain the removal of any such Materially Burdensome Regulatory Condition. In addition, UNNF agrees to cooperate and use its commercially reasonable efforts to assist DFSC in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Bank Regulatory Authorities and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of UNNF and DFSC following consummation of the Merger.
          (e) Each of DFSC and UNNF shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers, shareholders and affiliates and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of DFSC, UNNF or any of their respective Subsidiaries to any Bank Regulatory Authority or Governmental Entity in connection with the Merger and the other transactions this Agreement contemplates.
          (f) Each of DFSC and UNNF shall promptly advise the other upon receiving any communication from any Bank Regulatory Authority or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval as defined in Section 9.1(b) will not be obtained or that the receipt of any such approval may be materially delayed.
          (g) UNNF and DFSC shall consult with each other before issuing any press release with respect to the Merger, the Bank Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FDIC, the OCC, the OTS, NASDAQ, the Financial Industry Regulatory Authority or any other Bank Regulatory Authority or Government Entity. In addition, the Chief Executive Officers of UNNF and DFSC shall be permitted to respond to appropriate questions about the Merger from the press. UNNF and DFSC shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger and the Bank Merger as reasonably requested by the other party.
     8.2 Access to Information.
          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of DFSC and UNNF shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. UNNF shall, and shall cause each UNNF Subsidiary to, provide to DFSC a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable law. Neither UNNF nor DFSC, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties (the “Confidentiality Agreement”).
          (c) No investigation by any party or their its representatives shall affect the representations and warranties of the other parties set forth in this Agreement.
     8.3 Shareholder Approval. UNNF shall call a special meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “UNNF Shareholders Meeting”), and shall use commercially reasonable efforts to cause the UNNF Shareholders Meeting to occur as soon as reasonably practicable. Subject to Section 8.10, the Board of Directors of UNNF shall recommend approval and adoption of this Agreement, the Merger and the other transactions this Agreement contemplates, by UNNF’s shareholders and shall include such recommendation in the Proxy Statement (the “UNNF Recommendation”). Without limiting the generality of the foregoing, UNNF’s obligations pursuant to the first sentence of this Section 8.3 shall not be affected by the commencement, public proposal, public disclosure or communication to UNNF of any Acquisition Proposal as defined in Section 8.10(e). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 10.1, UNNF’s obligations pursuant to the first sentence of this Section 8.3 shall terminate.
     8.4 Commercially Reasonable Efforts; Cooperation. Each of UNNF and DFSC agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.
     8.5 Benefit Plans.
          (a) From and after the Effective Date, all of the UNNF employee benefit plans, other than those plans or agreements to which Section 8.5(b) shall apply, shall remain in effect with no reduction in benefits or increase in premiums.
          (b) DFSC and the Surviving Company shall honor, and shall take all necessary action to cause Province to honor, each of the existing employment agreements and change in control agreements of UNNF and UNCB with Stephen D. Garber, Bonnie L. Gyenes, Kevin T. Hersh, Michael L. Maurer, R. Michael Mohn, Michael D. Peduzzi, Stephen D. Staman and Bradley R. Willow unless and until such employee executes a mutually agreed upon employment agreement with Province.
          (c) DFSC and the Surviving Company shall honor, and shall take all necessary action to cause Province to honor: (i) the amended and restated employment agreement dated December 29, 2006 as currently in effect on the date of this Agreement among UNNF, UNCB and Mark D. Gainer, unless and until Mark D. Gainer, DFSC and Province execute a mutually acceptable amended successor employment agreement and (ii) the amended and restated executive salary continuation agreement dated December 29, 2006 between UNCB and Mark D. Gainer as currently in effect on the date of this Agreement, unless and until Mark D. Gainer, DFSC and Province execute a mutually acceptable amended and restated executive salary continuation agreement.
          (d) Province agrees to pay to any employee of UNCB as of the Effective Time whose employment Province terminates within the six months next succeeding the Effective Time a severance benefit equal to one-twenty-sixth of such employee’s annual base salary as of the Effective Time for each one full year of completed and continued service with UNCB and Province as UNCB’s successor but in no event shall such severance benefits be less than one-thirteenth of such employee’s annual base salary nor exceed one-half of such employee’s annual base pay salary as of the Effective Time regardless of the employee’s number of years of service.
     8.6 Indemnification; Directors’ and Officers’ Insurance.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an employee, director or officer of UNNF or any UNNF Subsidiary or who is or was serving at the request of UNNF or any UNNF Subsidiary as an employee, director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an employee, director or officer of UNNF or any UNNF Subsidiary or was serving at the request of UNNF or any UNNF Subsidiary as an employee, director or officer of another Person or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, DFSC shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, as and to the fullest extent currently provided under applicable law, the UNNF Articles, the UNNF Bylaws and any agreement set forth in Section 3.15 of the UNNF Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law, judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
          (b) DFSC and the Surviving Company agree that all rights to indemnification of liabilities including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the UNNF Articles or the UNNF Bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the PBCL, the UNNF Articles or the UNNF Bylaws, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by DFSC and the Surviving Company, selected by such Indemnified Person and reasonably acceptable to DFSC; and provided further that nothing in this Section 8.6 shall impair any rights or obligations of any current or former director or officer of UNNF or the UNNF Subsidiaries, including pursuant to the respective organizational documents of UNNF, or their respective Subsidiaries, under the PBCL or otherwise.
          (c) Prior to the Effective Time, UNNF shall obtain at the expense of DFSC, and DFSC shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, covering the Indemnified Persons who are currently covered by UNNF’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, provided that DFSC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of UNNF or single premium tail coverage with policy limits equal to UNNF’s existing coverage limits, provided that in no event shall DFSC be required to expend for any one year an amount in excess of 175% of the annual premium currently paid by UNNF for such insurance (the “Insurance Amount”), and further provided that if DFSC is unable to maintain or obtain the insurance called for by this Section 8.6(c) as a result of the preceding provision, DFSC shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers that have an insurer financial strength rating by A.M. Best Co. of at least “A-,” which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to Indemnified Persons than UNNF’s D&O Insurance existing immediately prior to the date hereof. If such prepaid policies have been obtained prior to the Effective Time, then the DFSC shall maintain such policies in full force and effect and continue the obligations thereunder.
          (d) The provisions of this Section 8.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     8.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between any Subsidiary of DFSC, on the one hand, and a Subsidiary of UNNF, on the other, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, DFSC.

     8.8 Advice of Changes. Each of DFSC and UNNF shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or remedies with respect thereto or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.8 shall not constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article IX to be satisfied.
     8.9 Exemption from Liability Under Section 16(b). Prior to the Effective Time, DFSC and UNNF shall take such steps as may be required to cause any acquisitions or dispositions of capital stock of DGI or UNNF, including derivative securities thereof, resulting from the transactions this Agreement contemplates by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to UNNF to be exempt under Rule 16b-3 of the Exchange Act.
     8.10 Certain Actions.
          (a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 8.10, UNNF will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “UNNF Representatives”) to, directly or indirectly, (i) initiate, solicit, knowingly encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal as defined in Section 8.10(e)(i) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to UNNF or any UNNF Subsidiary or afford access to the business, properties, assets, books or records of UNNF or any UNNF Subsidiary to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 10.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.
          (b) Notwithstanding anything herein to the contrary, UNNF and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of UNNF shall not withdraw or modify in a manner adverse to DFSC the UNNF Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any third party in response to a

Superior Proposal as defined in Section 8.10(e)(ii) by any such third party, if and only to the extent that (x) UNNF’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, UNNF’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to UNNF than those contained in the Confidentiality Agreement between UNNF and DMIC, a copy of which executed confidentiality agreement shall have been provided to DFSC for informational purposes and (z) at least 72 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, UNNF promptly notifies DFSC in writing of the name of such third party and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to DFSC, condition or refuse to make the UNNF Recommendation (the “Change in UNNF Recommendation”) if UNNF’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law.
          (c) UNNF will promptly, and in any event within 24 hours, notify DFSC in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.
          (d) UNNF agrees that it will, and will cause the UNNF Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.
          (e) For purposes of this Agreement:
               (i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial, i.e., 20% or more, portion of the net revenues, net income or net assets of UNNF and the UNNF Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of UNNF Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of UNNF Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of UNNF Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of UNNF Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of UNNF Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of UNNF or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving UNNF other than the transactions this Agreement contemplates.
               (ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of UNNF Common Stock then outstanding or all or substantially all of UNNF’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of UNNF in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any Break-Up Fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of UNNF in its good faith judgment believes to be more favorable to UNNF than the Merger; (B) for which there is either no financing contingency or the Third Party has received a highly confident letter with respect to all necessary funding from an investment banking firm of national standing and (C) is reasonably capable of being completed.
          (f) If a Payment Event as defined in Section 8.10(g) occurs, UNNF shall pay to DFSC on behalf of the Donegal Entities by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $800,000 (the “Break-Up Fee”), provided, however, that if a Payment Event occurs, UNNF shall have no obligation to pay the expenses of the Donegal Entities under Section 11.3(b).
          (g) The term “Payment Event” means any of the following:
               (i) the termination of this Agreement by DFSC pursuant to Section 10.1(f);
               (ii) the termination of this Agreement by UNNF pursuant to Section 10.1(g);
               (iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of UNNF Common Stock and UNNF shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of UNNF recommends rejection of such tender offer or exchange offer; or
               (iv) the occurrence of any of the following events within 18 months of the termination of this Agreement pursuant to Section 10.1(f)(i) provided that an Acquisition Proposal shall have been made by a Third Party after the date of this Agreement and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) UNNF enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of UNNF and the UNNF Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of UNNF Common Stock. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than DFSC or its Affiliates.
          (h) UNNF acknowledges that the agreements contained in Section 8.10(f) are an integral part of the transactions contemplated in this Agreement and that without these agreements DFSC would not enter into this Agreement. Accordingly, in the event UNNF fails to pay to DFSC the Break-Up Fee, promptly when due, UNNF shall, in addition thereto, pay to DFSC all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-Up Fee together with interest on the amount of the Break-Up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by DFSC, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.
     8.11 Transition. Commencing following the date hereof, DFSC and UNNF shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to facilitate the integration, from and after the Closing, of UNNF and the UNCB with the businesses of DFSC and Province, respectively. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of UNNF and the UNNF Subsidiaries in the ordinary course of business and applicable law, UNNF shall cause the employees and officers of UNNF and the UNNF Subsidiaries, including the Bank, to cooperate in a commercially reasonable manner with DFSC in performing tasks reasonably required in connection with such integration.
     8.12 Environmental Reports. At the request of DFSC, UNNF shall have furnished DFSC with a Phase I environmental study with respect to all real property owned by UNNF or any UNNF Subsidiary, which Phase I environmental study shall be at the sole cost and expense of DFSC, the findings of which shall be commercially acceptable to DFSC who shall not unreasonably withhold or delay such acceptance.
     8.13 Certain Post-Closing Matters. DMIC agrees to take all action necessary to cause DFSC to appoint or elect, effective as of the Effective Time, Mark D. Gainer and two other current members of the board of directors of UNNF as directors of DFSC and to cause their re-election as directors of DFSC at DFSC’s annual meetings of shareholders in 2011, 2012, and 2013. DMIC agrees to take all action necessary to cause DFSC to consult with UNNF regarding the selection of the other two individuals.

     8.14 Termination of Rights Agreement. Not later than the record date for the Special Meeting, UNNF shall take all such action as is required to redeem all rights that are outstanding under the August 27, 2007 Rights Agreement between UNNF and Registrar and Transfer Company.
     8.15 Dividend Reinvestment Plan. As soon as practicable after the date of this Agreement, the Board of Directors of UNNF shall take all such action as is required to suspend all rights to purchase UNNF Common Stock with voluntary cash payments pursuant to Section 6 of the UNNF Amended Dividend Reinvestment and Stock Purchase Plan from the effective time of such suspension through the Effective Time.
     8.16 Employee Stock Purchase Plan and Stock Bonus Plan. Not later than the Effective Time, UNNF shall take all such action as is required to terminate its 2009 Employee Stock Purchase Plan and its 2009 Stock Bonus Plan in accordance with their respective terms.
     8.17 NASDAQ Approval. DMIC shall cause the shares of DGI Common Stock to be transferred to DFSC and subsequently to the holders of UNNF Common Stock as Merger Consideration to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.
ARTICLE IX
CONDITIONS PRECEDENT
     9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:
          (a) Shareholder Approval. This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the holders of UNNF Common Stock entitled to vote thereon.
          (b) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4, 4.4, 5.3 and 6.4 required to consummate the transactions this Agreement contemplates, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”).
          (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions this Agreement contemplates shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
          (e) NASDAQ Listing. The shares of DGI Common Stock to be transferred by DMIC to DFSC and subsequently to DAI for use as Merger Consideration to be delivered to the holders of UNNF Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.
     9.2 Conditions to Obligation of DFSC to Effect the Merger. The respective obligation of DFSC to effect the Merger and the other transactions this Agreement contemplates is also subject to the satisfaction or waiver by DFSC, where permitted by applicable law, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. The representations and warranties of UNNF contained in this Agreement that are qualified by materiality and the representation and warranty contained in Section 3.2(a) regarding the outstanding capitalization as of the date referenced in Section 3.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of UNNF contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties, other than the representations and warranties set forth in Section 3.2, to be so true and correct without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on UNNF; and DFSC shall have received a certificate signed on behalf of UNNF by the Chief Executive Officer or the Chief Financial Officer of UNNF to the foregoing effect.
          (b) Performance of Obligations of UNNF. UNNF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and DFSC shall have received a certificate signed on behalf of UNNF by the Chief Executive Officer or the Chief Financial Officer of UNNF to such effect.

          (c) No Materially Burdensome Regulatory Condition. None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition
          (d) No Material Adverse Effect. No Material Adverse Effect shall be existing or shall have occurred and be continuing since the date of this Agreement with respect to UNNF or any UNNF Subsidiary or any of their respective businesses, in each case taken as a whole.
          (e) Regulation Z/RESPA Compliance. UNNF shall have complied with Section 7.4.
          (f) UNCB Delinquent Loans. As of the last day of the month immediately preceding the month in which the Closing is scheduled to occur, UNCB shall not hold UNCB Delinquent Loans in an amount in excess of $37,500,000. As used in this Section 9.2(f), “UNCB Delinquent Loans” shall mean the total of (i) all loans with principal or interest that are 30 to 89 days past due, (ii) all loans with principal or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are nonaccruing, (iv) Other Real Estate Owned (as defined in Section 3.24(b) and (v) net charge offs from the date of this Agreement through the last day of the month immediately preceding the Closing Date.
     9.3 Conditions to Obligation of UNNF to Effect the Merger. The obligation of UNNF to effect the Merger and the other transactions this Agreement contemplates is also subject to the satisfaction or waiver by UNNF, where permitted by applicable law, at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of DFSC, DGI and DMIC contained in this Agreement that are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of DFSC, DGI and DMIC contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties to be so true and correct without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on DFSC, DGI or DMIC; and UNNF shall have received a certificate signed on behalf of DFSC, DGI and DMIC by the Chief Executive Officer or the Chief Financial Officer of DFSC, DGI and DMIC to the foregoing effect.

          (b) Performance of Obligations of the Donegal Entities. The Donegal Entities shall each have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and UNNF shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of DMIC and DGI.
          (c) No Material Adverse Effect. No Material Adverse Effect shall be existing or shall have occurred and be continuing since the date of this Agreement with respect to DGI or any of its Subsidiaries or any of their respective businesses, in each case taken as a whole.
     9.4 Conditions to Obligation of DMIC and DGI to Provide Merger Consideration. The respective obligations of DMIC and DGI to provide the Merger Consideration to DFSC shall be subject to the satisfaction or waiver by DMIC and DGI, where permitted by applicable law, at or prior to the Effective Time, of the conditions set forth in Section 9.2 of this Agreement.
ARTICLE X
TERMINATION AND AMENDMENT
     10.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:
          (a) Mutual Consent. By the mutual consent in writing of DFSC and UNNF if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (b) Breach.
               (i) By DFSC, if (A) any of the representations and warranties of UNNF contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 9.2(a) would not be satisfied or (B) UNNF shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 9.1 or 9.2(b) would not be satisfied, in either case other than as a result of a material breach by any Donegal Entities of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after UNNF has received written notice from DFSC of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond December 31, 2010.
               (ii) By UNNF, if (A) any of the representations and warranties of DFSC, DMIC or DGI contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 9.3(a) would not be satisfied or (B) DFSC, DMIC or DGI shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 9.1 or 9.3(b) would not be satisfied, in either case other than as a result of a material breach by UNNF of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after DFSC has received written notice from UNNF of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond December 31, 2010.
          (c) Delay. By DFSC or UNNF, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Standard Time, on December 31, 2010, except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 10.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.
          (d) No Regulatory Approval. By DFSC or UNNF, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Bank Regulatory Authority or Governmental Entity required for consummation of the Merger this Agreement contemplates shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.
          (e) No UNNF Shareholder Approval. By DFSC, or by UNNF provided that UNNF shall not be in material breach of any of its obligations under Section 8.3, if any approval of the shareholders of UNNF contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the UNNF Shareholders Meeting or at any adjournment or postponement thereof.
          (f) Failure to Recommend. At any time prior to the UNNF Shareholders Meeting, by DFSC if (i) UNNF shall have breached Section 8.10(a) in any respect materially adverse to DFSC, (ii) the UNNF Board of Directors shall have failed to make the UNNF Recommendation or shall have effected a Change in UNNF Recommendation, (iii) the UNNF Board shall have recommended approval of an Acquisition Proposal or (iv) UNNF shall have materially breached its obligations under Section 8.3 by failing to call, give notice of, convene and hold the UNNF Shareholders Meeting.
          (g) Superior Proposal. At any time prior to the date of mailing of the Proxy Statement, by UNNF in order to enter concurrently into an Acquisition Proposal that has been received by UNNF and the UNNF Board of Directors in compliance with Sections 8.11(a) and (b) and that UNNF’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that UNNF may terminate this Agreement pursuant to this Section 10.1(g) only after the fifth business day following UNNF’s provision of written notice to DFSC advising DFSC that the UNNF Board of Directors is prepared to accept a Superior Proposal, it being agreed that the delivery of such notice shall not entitle DFSC to terminate this Agreement pursuant to Section 10.1(f), and only if (i) during such five-business day period, UNNF has caused its financial and legal advisors to negotiate with DFSC in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) UNNF’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by DFSC.
     10.2 Effect of Termination. In the event of termination of this Agreement by either DFSC or UNNF as provided in Section 10.1, this Agreement shall forthwith become void and have no effect except (i) Sections 8.1(g), 8.2(b), 8.10(f), 8.11(e) through (h), 10.2, 10.3, 11.3 and 11.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.
     10.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of UNNF; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of UNNF, there may not be, without further approval of the UNNF shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     10.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of UNNF, there may not be, without further approval of the UNNF shareholders, any extension or waiver of this Agreement or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of UNNF Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place the parties shall specify by mutual agreement, which date shall be no later than five business days after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions set forth in Article IX, other than those conditions that by their nature are to be satisfied or waived at the Closing, unless extended by mutual agreement of the parties (the “Closing Date”).
     11.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles I, II and XI and Sections 8.6, 8.7, 8.8 and 8.13.
     11.3 Expenses.
          (a) Each party hereto will bear all expenses it incurs in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally by UNNF and DFSC, and provided further that nothing contained in this Agreement shall limit any party’s rights to recover any liabilities or damages arising out of another party’s willful breach of any provision of this Agreement.
          (b) In the event that this Agreement is terminated by:
               (i) DFSC pursuant to Section 10.1(b)(i); or
               (ii) UNNF pursuant to Section 10.1(b)(ii),
then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.
     11.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:
(a)	if to UNNF, to:

Union National Financial Corporation 570 Lausch Lane, Suite 300 Lancaster, PA 17601 Attention: Mark D. Gainer Facsimile: 717-735-7121

with a copy to:

Kilpatrick Stockton, LLP Suite 400 607 14th Street, N.W. Washington, D.C. 20005-2018 Attention: Paul M. Aguggia Facsimile: 202-585-0904

(b)	if to DMIC, DFSC, DAI or DGI, to:

Donegal Mutual Insurance Company 1195 River Road Marietta, PA 17547 Attention: Donald H. Nikolaus Facsimile: 717-426-7009

with a copy to:

Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103 Attention: Frederick W. Dreher, Esq. Facsimile: 215-979-1213

     11.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The UNNF Disclosure Schedule as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
     11.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
     11.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
     11.8 Governing Law; Jurisdiction.
          (a) This Agreement, the Merger and the Bank Merger and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof, except to the extent that federal law shall apply.
          (b) Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS THIS AGREEMENT CONTEMPLATES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.
     11.9 Severability. Except to the extent that application of this Section 11.9 would have a Material Adverse Effect on UNNF or DFSC or would otherwise materially impact the consideration or benefits of this Agreement for any party or the shareholders of UNNF, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.
     11.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties whether by operation of law or otherwise without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 8.6 and 8.13. This Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

     IN WITNESS WHEREOF, the duly authorized officers of DFSC, DMIC, DAI, DGI and UNNF have executed this Agreement as of the date first above written.

DONEGAL ACQUISITION INC.
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

DONEGAL FINANCIAL SERVICES CORPORATION
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

DONEGAL GROUP INC.
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

UNION NATIONAL FINANCIAL CORPORATION
By:	/s/ Mark D. Gainer
Mark D. Gainer, President

APPENDIX A
FORM OF AGREEMENT OF MERGER
     Agreement of Merger, dated as of                      ___, 2010, between Union National Community Bank (“UNCB”) and Province Bank FSB (“Province”). All capitalized terms used in this Agreement but not defined in this Agreement shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Agreement”) dated as of April 19, 2010 among Union National Financial Corporation (“UNNF”), Donegal Mutual Insurance Company (“DMIC”), Donegal Group Inc. (“DGI”), Donegal Financial Services Corporation (“DFSC”) and Donegal Acquisition Inc. (“DAI”).
WITNESSETH:
     WHEREAS, Province is a federally chartered stock savings bank and a wholly owned subsidiary of UNNF; and
     WHEREAS, UNCB is a national association and a wholly owned subsidiary of UNNF; and
     WHEREAS, DFSC, DMIC, DAI, DGI and UNNF have entered into the Agreement, pursuant to which DAI will merge with and into UNNF (the “Parent Merger”) and UNNF will immediately thereafter merge with and into DFSC (the “Subsidiary Merger”, and together with the Parent Merger, the “Merger”); and
     WHEREAS, UNCB and Province desire to merge on the terms and conditions herein provided immediately following the effective time of the Mergers.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. The Merger. Subject to the terms and conditions of the Agreement and this Agreement of Merger, at the Effective Time as defined in Section 2, UNCB shall merge with and into Province (the “Bank Merger”) under the laws of the United States and of the Commonwealth of Pennsylvania. Province shall be the surviving bank of the Bank Merger (the “Surviving Bank”).
     2. Effective Time. The Bank Merger shall become effective on the date and at the time that Articles of Combination are filed with the Office of the Comptroller of the Currency (the “OCC”) and the Office of Thrift Supervision (“OTS”) unless a later date and time is specified as the Effective Time in such Articles of Combination (the “Effective Time”).

     3. Charter; Bylaws. The Charter and Bylaws of Province in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank until altered, amended or repealed in accordance with their terms and applicable law.
     4. Name; Offices. The name of the Surviving Bank shall be                     . The main office of the Surviving Bank shall be the main office of UNCB immediately prior to the Effective Time. All branch offices of UNCB and Province that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices that may be authorized by UNCB, Province and the OTS after the date hereof.
     5. Directors and Executive Officers. Upon consummation of the Merger:
          (a) the directors of the Surviving Bank shall be Donald H. Nikolaus, Philip H. Glatfelter, Scott A. Berlucchi, John J. Lyons, Kevin M. Kraft, Frederick W. Dreher, Mark D. Gainer and four other designees of UNCB as provided in Section 1.9 of the Agreement to serve until the third annual meeting of shareholders following the Effective Time; and
          (b) the executive officers of the Surviving Bank shall be Mark D. Gainer as President and Chief Executive Officer, Gregory J. Diehl as Executive Vice President and Chief Operating Officer, Michael D. Peduzzi as Executive Vice President and Chief Financial Officer and Peter J. Miklos as Senior Vice President of Lending.
     6. Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215a and § 10.5 of HOLA and other applicable law:
          (a) all rights, franchises and interests of UNCB in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by UNCB immediately prior to the Effective Time; and
          (b) the Surviving Bank shall be liable for all liabilities of UNCB, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of UNCB shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.
     7. Effect on Shares of Stock. Each share of Province common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding. At the Effective Time, each share of UNCB capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of UNCB capital stock held in the treasury of UNCB immediately prior to the Effective Time shall be retired and canceled.
     8. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of UNCB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger or (b) otherwise carry out the purposes of this Agreement of Merger, UNCB and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement of Merger. The proper officers and directors of the Surviving Bank are fully authorized in the name of UNCB or otherwise to take any and all such action.
     9. Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.
     10. Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.
     11. Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Province and UNCB at any time prior to the Effective Time.
     12. Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.
     13. Assignment. This Agreement of Merger may not be assigned by any party to this Agreement of Merger without the prior written consent of the other party.

     14. Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.
     15. Procurement of Approvals. This Agreement of Merger shall be subject to the approval of DFSC as the sole shareholder of Province and UNNF as the sole shareholder of UNCB at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Province and UNCB shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the OCC and the OTS as may be required by applicable laws and regulations.
     16. Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by DFSC as the sole shareholder of Province and UNNF as the sole shareholder of UNCB at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of UNCB as offices of the Surviving Bank and (iv) the consummation of the Merger of UNNF with and into DFSC pursuant to the Agreement on or before the Effective Time.
     17. Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties to this Agreement shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 5.33 and 12 C.F.R. § 552.13 are met.

     IN WITNESS WHEREOF, each of Province and UNCB has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

PROVINCE BANK FSB
By:
Gregory J. Diehl,
President

UNION NATIONAL COMMUNITY BANK
By:
Mark D. Gainer,
President